EXHIBIT 10.43

FIRST AMENDMENT TO THE
RESOLUTE FOREST PRODUCTS EQUITY INCENTIVE PLAN
The Resolute Forest Products Equity Incentive Plan, (previously named the AbitibiBowater Inc. 2010 Equity Incentive Plan) (the “Plan”) as established by Resolute Forest Products Inc. (formerly AbitibiBowater Inc.) (the “Company”), is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors of the Company on February 28, 2017, and the authority retained in Section 9 of the Plan.
1.    Sections 8.2(g)(iii) and 8.2(g)(iv) of the Plan are hereby restated in their entirety to read as follows:

“(iii)
The maximum number of shares of Stock that may be issued in conjunction with Awards granted during any one-calendar-year period to any one Participant pursuant to Section 5 (relating to Full Value Awards) and Section 6 (relating to Cash Incentive Awards, but only to the extent they are settled in Stock), excluding Awards described in Section 8.2(g)(iv), shall be 200,000 shares. The maximum number of shares of Stock that may be issued in conjunction with Awards granted to any one Participant over the life of the Plan pursuant to Section 5 (relating to Full Value Awards) and Section 6 (relating to Cash Incentive Awards, but only to the extent they are settled in Stock), including Awards described in Section 8.2(g)(iv), shall be 3,000,000 shares.

(iv)
For Full Value Awards (and Cash Incentive Awards, but only to the extent they are settled in Stock) that are either intended to be Performance-Based Compensation, or with respect to which the right to become vested is conditioned upon the achievement of Performance Measures or other performance objectives (whether or not related to Performance Measures), no more than 200,000 shares of Stock may be delivered pursuant to such Awards granted during any one-calendar-year period to any one Participant (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided further that:

(A)
If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B)
If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.”

2.    This amendment is effective on the date on which it was approved by the Board of Directors, and shall apply to all Awards made on or after such date. Except as otherwise provided herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by a duly authorized officer this 28 day of February, 2017.
RESOLUTE FOREST PRODUCTS INC.

By: S/ Richard Garneau
Richard Garneau
    President and Chief Executive Officer